Securities Trading Policy

December 31, 2024

INTRODUCTION

This Securities Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Penske Automotive Group, Inc. (“PAG” or the “Company”) and the handling of confidential information about PAG and the companies with which PAG does business. This Policy is adopted to promote compliance with federal and state securities laws that, among other things, prohibit you from trading in PAG securities (defined below) if you are in possession of material nonpublic information, and also prohibit you from providing such material nonpublic information to others who may trade in PAG securities on the basis of such information. In addition, this Policy requires you to maintain the confidentiality of all of nonpublic information concerning the Company and its affiliates, regardless of whether or not such information is material. If you have any question as to the application of this policy to your particular situation, please contact any of the individuals listed at the end of this Policy.

1.    PERSONS COVERED BY THIS POLICY

This Policy applies to all personnel, including directors, officers and employees of the Company and its subsidiaries (“you”). The Company may also determine that other persons should be subject to this Policy, such as employees of the Company’s affiliates and contractors or consultants who have access to material nonpublic information concerning the Company. This Policy also applies to your family members in your household and other persons who reside with you, and any other person or entity whose transactions in securities are directed by you or are subject to your influence or control. This may include entities such as family trusts, partnerships and foundations. You must ensure such people and entities whose trading activities you directly or indirectly influence or control, or those whose trading activity would reasonably be perceived by others to be under your influence or control, comply with the terms of this Policy. While this Policy speaks only to PAG, it also applies to the material nonpublic information concerning PAG’s partners, vendors or suppliers if you obtain that information in the course of your employment.

2.    TRANSACTIONS COVERED BY THIS POLICY

This Policy applies to trading or transactions in PAG securities, including PAG common stock, PAG common stock held under the Company’s 401(k) plan (including changes in allocations of, contributions to, or sales of PAG common stock in the 401(k) plan), PAG common stock received upon the fulfillment of conditions relating to equity incentive awards, gifts of PAG common stock, as well as any transactions in debt securities of the Company.

3.    PROHIBITION OF ILLEGAL INSIDER TRADING

You are prohibited from trading in PAG securities if you are in possession of material nonpublic information concerning PAG. This section outlines the definition of material nonpublic information and explains the penalties for violating this Policy.

3.1    Information Presumed To Be “Material.” Information is considered “material” if it would be considered important by investors in making a decision to purchase, sell or hold a security. Stated another way, information should be considered material if it would alter significantly the total mix of information available to the public. Examples of material information include:

■    projections of future earnings or losses
■    financial results
■    sales information
■    dividend or repurchase information
■    news about material acquisitions or dispositions
■    news about a significant cybersecurity incident or data breach

3.2    Information Presumed To Be “Nonpublic.” Information should be considered nonpublic until a reasonable period of time has passed since it has been distributed to the general public. Such awareness would result, for example, by issuance of a press release or reporting on widely viewed Internet sites. For purposes of this Policy, information may be considered to be public one business day after it has been broadly distributed to the general public.

3.3    No Tipping. Do not disclose (“tip”) material nonpublic information to other persons, including family members, or make any recommendation about whether to buy or sell PAG securities while aware of material nonpublic information.

3.4    Cybersecurity. As discussed in 3.1 and 3.2 above, knowledge of significant Company cybersecurity and data privacy breach incidents may be deemed material nonpublic information. Upon becoming aware of such incidents, the Company may consider closing its trading window as discussed in Section 4.2 below. Trading PAG securities with knowledge of any such significant incident without approval is a violation of this Policy.

3.5    Penalties. Trading while aware of material nonpublic information is a crime. The government can seek a variety of potential sanctions when a person is accused of insider trading. Besides requiring repayment of profits gained or losses avoided, the Securities and Exchange Commission (“SEC”) may seek the imposition of a penalty of up to three times the illicit profits gained or losses avoided in a particular case. The SEC also may seek an order barring an individual from serving as a director or officer of any public company. In addition, the government may seek a criminal fine of up to $5,000,000 and/or twenty years imprisonment. For a company that fails to take appropriate action to prevent insider trading, civil and criminal penalties of up to $25 million may be assessed.

You are personally responsible for ensuring that you and members of your family in your household and any other persons who reside with you comply with the provisions and intent of this Policy. You are also personally responsible for ensuring that any person or entity whose transactions in securities are directed by you or are subject to your influence or control comply with this Policy. Violations of this Policy will be viewed seriously. In addition to the civil and criminal penalties set forth above, such violations provide grounds for the Company to take disciplinary sanctions, including the termination of your employment with the Company.

4.    RESTRICTIONS ON TRADING

The additional trading restrictions and obligations in this Section 4 apply to: (i) members of senior management of PAG, (ii) directors of PAG, (iii) any recipient of an equity award granted by the Company, (iv) other individuals designated by Company and (v) any covered family members and entities of the foregoing (each, a “Restricted Person”).

4.1    Trading Prohibition. You may not trade in PAG securities while in possession of material nonpublic information, even if you have received authorization or pre-clearance in accordance with this Policy.

4.2    Trading Window / Blackout Period. As a Restricted Person, you are only permitted to trade in PAG securities outside of certain “blackout periods”. These blackout periods generally commence between two and three weeks prior to the end of each fiscal quarter (once PAG has generated its preliminary estimate of the third month of the quarter’s forecast) and continue until one business day after public dissemination of our quarterly earnings results. In addition, the Company may impose a special blackout period or extend an existing blackout period as necessary, including if the General Counsel or its designee deems that there is a heightened risk of the perception of trading with material nonpublic information. In rare circumstances, this Policy may allow certain Restricted Persons to trade during a blackout period but only if the Company’s General Counsel or its designee determines the trade is not undertaken while the Restricted Person in possession of material nonpublic information and otherwise approves the transaction in advance.

4.3    Pre-Clearance of All Trades. Even outside a blackout period, Restricted Persons are only permitted to trade in PAG securities after pre-clearance from the Company’s President or General Counsel or their designee. This pre-clearance ensures compliance with this Policy and provides the Company with an opportunity to prepare the required SEC reports and prepare for potential publicity involving trades by Restricted Persons. As discussed above, this pre-clearance requirement includes changes in allocations of, contributions to, or sales of PAG common stock within the Company’s 401(k) plan, and whether the transaction is for your account or for the account of someone over which you exercise control or in which you have a beneficial interest. To obtain pre-clearance, you must forward the pre-clearance form attached as Annex 1 to this Policy as set forth on the form. Any response indicating that securities may not be traded must be kept strictly confidential. The transaction involving PAG securities must be completed within three business days from the date of clearance. If the transaction is not completed within that period, pre-clearance must be received again.

4.4    Certification. As a Restricted Person, you may be requested to periodically certify that you understand and will comply with this Policy.

5. Rule 10b5-1 Trading Plans.

The trading restrictions set forth in this Policy do not apply to a pre-existing written plan under Rule 10b5-1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”) which meets the requirements set forth below:

(i)Pre-Approval. It has been reviewed and approved by the General Counsel or its designee in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the General Counsel or its designee in advance of being entered into).
(ii)Material Nonpublic Information and Special Blackouts. It is established (A) in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1 or this Policy and (B) at a time when the person or entity entering into the 10b5-1 Plan is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout. If a member of senior management or a director is entering into a 10b5-1 Plan, the plan must certify as to these representations.
(iii)Trading Window. A SEC Rule 10b5-1 Trading Plan may only be established when the Company’s trading window is open.
(iv)Waiting Period. It provides that no trades may occur until expiration of the applicable cooling-off period, which:
a.for directors and officers, the cooling-off period ends on the later of (i) 90 days following the adoption or modification of the 10b5-1 Plan and (ii) two business days following the disclosure in periodic reports on Forms 10-Q or 10-K of the Company’s financial results for the fiscal quarter in which the 10b5-1 Plan was adopted or modified; or
b.for all other employees and persons covered under this Policy, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 Plan.
(v)SEC Rules. The 10b5-1 Plan must meet the requirements of SEC Rule 10b5-1, as may be modified or amended from time to time. The Company is required to comply with SEC disclosure rules regarding the adoption or termination by senior management and directors of SEC Rule 10b5-1 Trading Plans.
(vi)Executed Copy of 10b5-1 Plan. Following pre-approval, the person or entity entering into a 10b5-1 Plan must provide to the General Counsel of the Company or its designee a copy of the fully executed 10b5-1 Plan and any amendments thereto or terminations thereof.

    Senior management and directors are prohibited from having more than one SEC Rule 10b5-1 Trading Plan for open market purchases or sales unless exempted under certain circumstances as set forth in SEC Rule 10b5-1. The Company reserves the right to disapprove any submitted plan, and to suspend or instruct you to terminate any plan that it has previously approved.

6.    OTHER TRADING RESTRICTIONS

6.1        Prohibited Trading Activities. In addition to the other requirements and obligations in this Policy, the Company does not permit certain trading activity in PAG securities. You may not (i) engage in short sales of PAG’s securities or transactions involving listed options to purchase or sell the Company’s securities or (ii) enter into hedging or monetization transactions or similar arrangements with respect to PAG securities, in either case without specific approval from the General Counsel or its designee. As a general principle, you are also discouraged from executing short-term trading strategies involving the Company’s securities. “Standing Orders” (except under an approved 10b5-1 plan discussed below) should be used only for periods of 3 days or less due to the lack of control over the timing of a transaction. Under a standing order, your broker could execute a transaction while you are in possession of material nonpublic information.

7.    CONFIDENTIALITY

7.1    Confidentiality Policy. You may not disclose any material nonpublic information relating to the Company or any other public company if that information was learned in the course of association with the Company (except as required for a legitimate business purpose, as set forth in Section 7.3 or as may otherwise be legally required). Moreover, it is our policy that all employees must maintain all nonpublic information about the Company in strict confidence, and should not communicate such information to any person (except where that person has a legitimate business need to know such information, as set forth in Section 7.3 or as may otherwise be legally required). Similarly, to preclude inadvertent disclosures, you should not discuss Company affairs in public areas where your conversations may be overheard or on social media.

7.2    Authorized Disclosure. As discussed above, you may not disclose internal information about the Company except as required for a legitimate business purpose. In this regard, you are prohibited from posting internal information about the Company on the Internet or social media. In addition, all inquiries involving the Company or a subsidiary from persons in the marketplace, including the financial press, securities analysts, institutional investors and the general public, must be referred without comment to the Company’s Investor Relations Department, Chief Financial Officer or General Counsel.

7.3    Reporting Unauthorized Disclosure; Important Exception. If you become aware of a leak, deliberate or otherwise, of material nonpublic information, you should report the leak immediately to the Company’s General Counsel. For purposes of this Section, a “leak” includes any unauthorized disclosure of material nonpublic information about PAG or any company about which PAG or its employees have acquired material nonpublic information. A leak exists when such disclosure has been made to a person or entity outside the Company. Nothing in this Policy or the confidentiality obligations discussed herein is intended to discourage you, or shall limit you in any way, from filing a report with or making a complaint to, or communicating directly with, the SEC regarding a possible securities law violation, or otherwise participating in any related investigation. To the extent these confidentiality obligations or other provisions in this Policy would impede your ability to do so, they should be disregarded.

8.    ADDITIONAL INFORMATION

If you have any questions about this policy or its application to a specific transaction, feel free to contact any of:

Shane M. Spradlin                    Shelley Hulgrave
sspradlin@penskeautomotive.com             shulgrave@penskeautomotive.com

                                        Annex 1
                                            CONFIDENTIAL

TRADE PRE-CLEARANCE INQUIRY AND APPROVAL FORM

Please pdf this form via email to [__________] as follows:

    [____________________]
        Telephone: [______________]

Section I: To be completed by Inquirer

Name:

Position:

Type and Amount of Security:

Type of Transaction: Purchase __________    Sale __________

    Other (please specify, such as gift) _________________

I certify that I am not aware of material, nonpublic information relating to Penske Automotive Group, Inc. or its subsidiaries.

    Date    Inquirer

Section II: Approval

I approve/disapprove the above transaction.

    Date    Administrator

Please note: This procedure must be repeated if the transaction is not completed within three business days of the date indicated in Section II.

CERTIFICATION

    I have read and understand the purposes and provisions of the Penske Automotive Group Securities Trading Policy. I agree not to violate this Policy; I understand that any such violation may lead to sanctions and/or civil or criminal penalties, and is grounds for dismissal.

Signature:

Print Name:

Date: